Exhibit 99.1
Remarks:
 This Form 3 is being jointly filed pursuant to Rule 16a-1(a)(3) and Rule
16a-3(k) under the Securities Exchange Act of 1934, as amended (the "Exchange
Act") in connection with the consummation of certain transactions contemplated by that certain Agreement and Plan of Mergers, dated as of November 5, 2015 (as it may be amended from time to time, the "Merger Agreement"), by and among
Financial Engines, Inc., a Delaware corporation (the "Issuer"), Mayberry
Acquisition Sub I, LLC, a Delaware limited liability company, Mayberry
Acquisition Sub, Inc., a Delaware corporation, Mayberry Acquisition Sub II, LLC, a Delaware limited liability company, Kansas City 727 Acquisition LLC, a
Delaware limited liability company, Kansas City 727 Acquisition Corporation, a
Delaware corporation ("KC Blocker"), TMFS Holdings, Inc., a Nevada corporation
("Management Blocker"), and, solely in its capacity as Seller's Representative,
WP Fury Holdings, LLC, a Delaware limited liability company, and by that certain
Put/Call Letter Agreement, dated as of November 5, 2015 (the "Put/Call
Agreement") by and among Management Blocker, WP X Finance, L.P., a Delaware limited partnership ("WP X Finance") and Warburg Pincus X Partners, L.P., a
Delaware limited partnership ("WP X Partners").

 The stockholders of the Issuer are WP X Partners and  Warburg Pincus Private
Equity X, L.P., a Delaware limited partnership ("WP X", and together with WP X
Partners, the "WP X Funds"), which indirectly holds shares of common stock, par value $0.0001, of the Issuer ("Common Stock"), through its wholly owned subsidiary, WP X Finance.  WP X is the general partner of WPX GP, L.P., a
Delaware limited partnership, which is the managing general partner of WP X
Finance.  Warburg Pincus X, L.P., a Delaware limited partnership ("WP X LP"), is the general partner of WP X and WP X Partners.  Warburg Pincus X GP L.P., a
Delaware limited partnership ("WP X GP"), is the general partner of WP X LP.
WPP GP LLC, a Delaware limited liability company ("WPP GP"), is the general partner of WP X GP.  Warburg Pincus Partners, L.P., a Delaware limited partnership ("WP Partners"), is the managing member of WPP GP. Warburg Pincus
Partners GP LLC, a Delaware limited liability company ("WPP GP LLC") is the general partner of WP Partners.  Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WPP GP LLC.  Warburg Pincus LLC, a
New York limited liability company ("WP LLC"), is the manager of the WP X Funds.
Charles R. Kaye and Joseph P. Landy (Messrs. Kaye and Landy, together with the
WP X Funds, WP X LP, WP X GP, WPP GP, WP Partners, WPP GP LLC, WP, and WP LLC,
the "WP Entities") are Managing General Partners of WP and Managing Members and
Co-Chief Executive Officers of WP LLC and may be deemed to be the beneficial owners of the shares of Common Stock held by the WP X Funds. Each WP Entity disclaims beneficial ownership with respect to any shares of Common Stock except to the extent of its pecuniary interest in shares of Common Stock and this report shall not be deemed an admission that for purposes of Section 16 of the
Exchange Act or otherwise any of the WP Entities is the beneficial owner of the
Common Stock.